HINES GLOBAL REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Hines Global REIT, Inc. (“Hines Global”) and, together with Hines Global REIT Properties, LP (the “Operating Partnership”), (the “Company”) made the following acquisitions since January 1, 2013:

Property Name	Date of Acquisition	Net Purchase Price
Mercedes-Benz Bank	February 7, 2013	$70.2 million
465 Victoria	February 28, 2013	$90.8 million
One Westferry Circus	February 28, 2013	$124.6 million
Riverside Center	March 27, 2013	$197.1 million
New City	March 28, 2013	$163.5 million
825 Ann	April 30, 2013	$128.2 million
The Campus at Playa Vista	May 14, 2013	$216.6 million
Perspective Défense	June 21, 2013	$165.8 million
The Markets at Town Center	July 23, 2013	$135.0 million
The Avenue at Murfreesboro	August 12, 2013	$163.0 million
2300 Main	August 29, 2013	$39.5 million
Fiege Mega Centre	October 18, 2013	$53.6 million
55 M Street	December 9, 2013	$140.9 million
The Rim	February 13, 2014	$176.4 million
25 Cabot Square	March 28, 2014	$373.4 million

An unaudited pro forma balance sheet is not presented because the 2013 acquisitions were already reflected in the Company's consolidated balance sheet as of December 31, 2013. The unaudited pro forma consolidated statement of operations assumes that all acquisitions described above occurred on January 1, 2013. However, there are no pro forma adjustments for acquisitions of The Rim and 25 Cabot Square included in the unaudited pro forma consolidated financial statements since the financial statements are not currently required to be filed for these recent acquisitions.

In management's opinion, all adjustments necessary to reflect the effects of these acquisitions have been made. The unaudited pro forma consolidated statement of operations is not necessarily indicative of what actual results of operations would have been had the Company made these acquisitions on the first day of the period presented, nor does it purport to represent the results of operations for future periods.

HINES GLOBAL REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013
(In thousands, except per share amounts)

	Year Ended December 31, 2013	Other Adjustments		Adjustments for the Campus at Playa Vista Acquisition		Pro Forma
Revenues:
Rental revenue	$298,943	$55,453	(d)	$6,646	(a)	$361,042
Other revenue	23,919	2,471	(d)	701	(a)	27,091
Total revenues	322,862	57,924		7,347		388,133
Expenses:
Property operating expenses	65,716	9,416	(d)	1,422	(a)	76,554
Real property taxes	28,638	5,217	(d)	983	(a)	34,838
Property management fees	7,739	1,103	(d)	211	(b)	9,053
Depreciation and amortization	140,187	29,607	(d)	2,929	(a)	172,723
Acquisition related expenses	42,747	(41,942)	(e)	—		805
Asset management and acquisition fees	60,490	(34,151)	(f)	—		26,339
General and administrative expenses	5,344	—		—		5,344
Total expenses	350,861	(30,750)		5,545		325,656
Income (loss) before other income (expenses) and benefit (provision) for income taxes	(27,999)	88,674		1,802		62,477
Other income (expenses):
Gain (loss) on derivative instruments	9,909	—		—		9,909
Foreign currency gains (losses)	(6,458)	—		—		(6,458)
Interest expense	(60,968)	(23,792)	(g)	(2,457)	(c)	(87,217)
Interest income	454	63	(d)	—		517
Income (loss) before benefit (provision) for income taxes	(85,062)	64,945		(655)		(20,772)
Benefit (provision) for income taxes	(701)	—		—		(701)
Net income (loss)	(85,763)	64,945		(655)		(21,473)
Net (income) loss attributable to noncontrolling interests	(3,173)	—		—		(3,173)
Net income (loss) attributable to common stockholders	$(88,936)	$64,945		$(655)		$(24,646)
Basic and diluted income (loss) per common share:	$(0.48)	—		—		$(0.13)
Weighted average number common shares outstanding	184,412	—		—		184,412

See notes to unaudited pro forma consolidated statement of operations and notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the
Year Ended December 31, 2013

(a)
To record the pro forma effect of the Company’s acquisition of the Campus at Playa Vista based on its historical results of operations assuming that the acquisition had occurred on January 1, 2013. Depreciation and amortization was calculated based on the fair values of the investment property and intangible lease assets and liabilities, which are preliminary and subject to change.

(b)	To record the pro forma effect of the Company’s 3.0% property management fee assuming that the acquisition of the Campus at Playa Vista had occurred on January 1, 2013.

(c)
To record the pro forma effect of interest expense on borrowings of $73.5 million under the Company’s revolving credit facility with JPMorgan Chase and a $115.0 million term loan related to the acquisition of the Campus at Playa Vista assuming that the borrowing was outstanding as of January 1, 2013. The interest rates were 2.2% and 1.7%, respectively, under the revolver borrowing and the term loan as of the date of acquisition.

(d)
To record the pro forma effect of the Company's acquisitions of Mercedes-Benz Bank, 465 Victoria, One Westferry Circus, Riverside Center, New City, 825 Ann, Perspective Défense, The Markets at Town Center, The Avenue at Murfreesboro, 2300 Main, Fiege Mega Centre and 55 M Street based on their historical results of operations assuming that the acquisitions had occurred on January 1, 2013. Depreciation and amortization was calculated based on the fair values of the investment property and intangible lease assets and liabilities, which are preliminary and subject to change.

(e)	To eliminate the effect of non-recurring acquisition expenses recorded in relation to the Company's acquisitions listed in (a) and (d) above.

(f)
To eliminate the effect of the non-recurring acquisition fees recorded in relation to the Company's acquisitions listed above and to record the pro forma effect of the Company's 1.5% asset management fee assuming that the Company's acquisitions had occurred on January 1, 2013 less the $3.6 million that was waived during the year ended December 31, 2013.

(g)
To record the pro forma effect of the Company's interest expense assuming that the Company had permanent financing in place as of January 1, 2013 related to its acquisitions of Mercedes-Benz Bank, 465 Victoria, One Westferry Circus, Riverside Center, New City, 825 Ann, Perspective Défense, The Markets at Town Center, The Avenue at Murfreesboro, 2300 Main, Fiege Mega Centre and 55 M Street. See Note 6 - Debt Financing in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for additional information regarding the Company's financing activity.

HINES GLOBAL REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1)  Investment Properties Acquired After January 1, 2013

On February 7, 2013, a subsidiary of the Company acquired Mercedes-Benz Bank Building, an office building located in Stuttgart, Germany. The building consists of 255,926 square feet of rentable area that is 100% leased. The net purchase price for the Mercedes-Benz Bank Building was €51.9 million (approximately $70.2 million based on a rate of $1.35 per Euro as of the transaction date), exclusive of transaction costs and working capital reserves. Hines Global funded the acquisition with available cash and a €34.7 million (approximately $47.0 million based on a rate of $1.35 per Euro as of the transaction date) mortgage loan with Landesbank Baden-Württemberg that matures on December 31, 2019. The mortgage loan has a floating interest rate of EURIBOR plus 1.56% and had an interest rate of 1.79% as of the date of acquisition.

On February 28, 2013, a subsidiary of the Company acquired 465 Victoria, an office project located in Sydney, Australia. The building consists of 171,652 square feet of rentable area that is 97% leased. The net purchase price for 465 Victoria was 88.7 million AUD (approximately $90.8 million based on a rate of $1.02 per AUD as of the transaction date). Hines Global funded this acquisition with available cash and $54.7 million of proceeds from a facility agreement with Credit Agricole CIB Australia Limited. The facility provides for a maximum borrowing amount of 53.2 million AUD (approximately $54.3 million based on a rate of $1.02 per AUD as of the transaction date) and requires interest on the BBSY screen rate plus 2.05% and had an interest rate of 5.07% as of the date of acquisition. The facility matures on February 28, 2016.

On February 28, 2013, a subsidiary of the Company acquired One Westferry Circus, an office building located in London, England. One Westferry Circus consists of 218,900 square feet of rentable area that is 97% leased. The net purchase price for One Westferry Circus was £82.0 million (approximately $124.6 million assuming a rate of $1.52 per GBP based on the transaction date), exclusive of transaction costs and working capital reserves. This acquisition was funded with available cash and proceeds from the Company's revolving credit facility.

On March 27, 2013, a subsidiary of the Company acquired Riverside Center, an office complex located in a suburb of Boston, Massachusetts. Riverside Center consists of 509,702 square feet that is 98% leased. The net purchase price of Riverside Center was $197.1 million, exclusive of transaction costs and working capital reserves. The acquisition was funded with proceeds from the Company's revolving credit facility and proceeds from a bridge loan.

On March 28, 2013, a subsidiary of the Company acquired New City, an office complex located in Warsaw, Poland. New City consists of 484,186 square feet of rentable area that is 100% leased. The net purchase price for New City was €127.0 million (approximately $163.5 million based on a rate of $1.29 per Euro as of the transaction date), exclusive of transaction costs and working capital reserves. The acquisition was funded with proceeds from the Company's revolving credit facility and a credit facility with ING Bank ŚSląaski S.A. and ING Bank NV. The investment facility has a maximum borrowing amount of €82.6 million (approximately $105.7 million based on a rate of 1.28 per Euro as of the transaction date), requires interest based on EURIBOR plus 2.80% and matures on March 28, 2018.

On April 30, 2013, a subsidiary of the Company acquired 825 Ann Street, an office building located in Brisbane, Australia. 825 Ann Street consists of 206,505 square feet of rentable area and was 99% leased. The net purchase price for 825 Ann Street was 124.2 million AUD (approximately $128.2 million based on a rate of $1.03 per AUD as of the date of acquisition), exclusive of transaction costs and working capital reserves. The acquisition was funded with proceeds from the Company's revolving credit facility and an 81.0 million AUD (approximately $83.7 million based on a rate of $1.03 per AUD as of the date of acquisition) secured credit facility with Commonwealth Bank of Australia. The secured credit facility has a maturity date of April 30, 2016, requires interest equal to the BBSY screen rate plus 1.0% and had an interest rate of 4.96% as of the date of acquisition.

On May 14, 2013, a subsidiary of the Company acquired the Campus at Playa Vista, a four-building office complex located in Los Angeles, California. The Campus at Playa Vista consists of 324,955 square feet of rentable area that was 97% leased. The net purchase price for the Campus at Playa Vista was $216.6 million. The acquisition was funded using proceeds from the Company's revolving credit facility and a $115.0 million, three-year term loan. The loan requires interest at LIBOR plus 1.50%.

On June 21, 2013, a subsidiary of the Company acquired Perspective Défense, an office building located in Paris, France. Perspective Défense consists of approximately 289,670 square feet of rentable area that was 100% leased. The net purchase price for Perspective Défense was €126.5 million ($165.8 million based on a rate of $1.31 per Euro as of the transaction date). The Company funded the acquisition with available cash and financing through a new secured credit facility with a maximum amount of €70.0 million ($92.7 million based on an exchange rate of $1.32 per Euro as of the transaction date). The secured credit facility has a term of six years and requires interest payments at EURIBOR plus 2.50%.

On July 23, 2013, a subsidiary of the Company acquired The Markets at Town Center, a retail center located in Jacksonville, Florida. The Markets at Town Center consists of 317,425 square feet of rentable area that is 93% leased. The net purchase price for The Markets at Town Center was $135.0 million.

On August 12, 2013, a subsidiary of the Company acquired The Avenue at Murfreesboro, a regional lifestyle center located in Murfreesboro, Tennessee. The Avenue at Murfreesboro consists of 758,963 square feet of rentable area that is 89% leased. The net purchase price for The Avenue at Murfreesboro was $163.0 million.

On August 29, 2013, a subsidiary of the Company acquired 2300 Main, an office building located in Irvine, California. 2300 Main consists of 132,064 square feet of rentable area and is 100% leased. The net purchase price for 2300 Main is $39.5 million.

On October 18, 2013, a subsidiary of the Company acquired Fiege Mega Centre, a logistics facility located in Erfurt, Germany. Fiege Mega Centre consists of 952,530 square feet that is 100% leased. The net purchase price for Fiege Mega Centre was €39.2 million (approximately $53.6 million assuming a rate of $1.37 per EUR as of the transaction date), exclusive of transaction costs and working capital reserves. The acquisition was funded with proceeds from the Company’s revolving credit facility and an €23.7 million (approximately $32.2 million assuming a rate of $1.36 per EUR as of the transaction date) mortgage loan with Deutsche Pfandbriefbank AG.

On December 9, 2013, a subsidiary of the Company acquired 55 M Street, a Class-A office building located in Washington, D.C. 55 M Street consists of 267,339 square feet of net rentable area that is 89% leased. The net purchase price for 55 M Street was $140.9 million, exclusive of transaction costs and working capital reserves. The acquisition was funded with available cash and proceeds from the Company’s revolving credit facility.

On February 13, 2014, a subsidiary of the Company acquired The Rim, a retail space in an outdoor retail center located in San Antonio, Texas. The Rim consists of 658,964 square feet of net rentable area that is 100% leased. The contract purchase price was $176.4 million, exclusive of transaction costs and working capital reserves. The acquisition was funded with available cash and proceeds from the Company’s revolving credit facility.

On March 28, 2014, a subsidiary of the Company acquired 25 Cabot Square, a single-tenant Class A office building located in London, England. 25 Cabot Square consists of 455,687 square feet and is 100% leased. The contract purchase price for 25 Cabot Square is £225.0 million (approximately $373.4 million assuming an exchange rate of $1.66 per GBP as of the transaction date). The acquisition was funded with proceeds from the Company’s revolving credit facility and an £123.8 million (approximately $204.2 million assuming a rate of $1.65 per GBP as of the transaction date) mortgage loan with Pricoa Mortgage Capital.

The unaudited pro forma consolidated statements of operations assume that all acquisitions described above occurred on January 1, 2013.  However, as described previously, there are no pro forma adjustments for acquisitions of The Rim and 25 Cabot Square included in the unaudited pro forma consolidated financial statements since the financial statements are not currently required to be filed for these recent acquisitions.